LIMITED POWER OF ATTORNEY
     I, Douglas Tabor, of Tarrant County, Texas (“Principal”), appoint Karen L. Cook, whose address on the date hereof is 2100 Ross Avenue, Suite 950, Dallas, Texas 75201, my true and lawful attorney-in-fact (hereinafter “Attorney”).
     1. Authorization to Act on Principal’s Behalf. My Attorney is authorized and empowered for and in my name, place, and stead:
     a. Exercise Rights. To file with the U.S. Securities and Exchange Commission (“SEC”) a Schedule 13G related to my beneficial ownership of certain stock, as of December 31, 2009.
     b. Documents. To sign, endorse, execute, acknowledge, deliver, receive, and possess applications, and other documents necessary to effect the filing with the SEC, referenced above, and as may be necessary or proper in the exercise of the authority herein granted.
     2. Ratification. I hereby ratify and confirm all that my Attorney shall do or cause to be done by virtue of this power of attorney and the authority granted herein, and I further ratify and confirm all documents of any kind executed and delivered on my behalf by my Attorney.
     3. Reliance. This power of attorney shall be conclusive proof that the rights, powers, and authority granted to my Attorney are in full force and effect and may be relied upon by any person who acts in good faith under this power of attorney. My death shall not revoke or terminate this agency as to my Attorney or any other person who without actual knowledge of my death acts in good faith under this power of attorney. Any action so taken, unless otherwise invalid or unenforceable, shall be binding upon me, my heirs, and personal representatives. An affidavit executed by my Attorney, stating that she did not have at the time of performing an act pursuant to this power of attorney actual knowledge of the revocation or termination of this power of attorney, is, in the absence of fraud, conclusive proof of the validity of my Attorney’s act.
     4. Filings. This instrument may be filed with the U.S. Securities and Exchange Commission and as is otherwise necessary to carry out the authority herein granted.
     5. Captions. The captions used in this instrument have been inserted for administrative convenience only and do not constitute matters to be construed in interpreting this power of attorney.
     6. Governing Law. This power of attorney shall be governed by the laws of the State of Texas in all respects. Should any provision hereof be held invalid, that invalidity shall not affect the other provisions, which shall remain in full force and effect.

7. Indemnification of Attorney-in-Fact. I hereby bind myself to indemnify my attorney-in-fact and any successor who shall so act against any and all claims, demands, losses, damages, actions, and causes of action, including expenses, costs, and reasonable attorney’s fees which my attorney at any time may sustain or incur in connection with his carrying out the authority granted her in this Limited Power of Attorney.
     IN TESTIMONY WHEREOF I have signed this Limited Power of Attorney on this 31 day of December, 2009.

/s/ Douglas Tabor
Douglas Tabor, Principal
SWORN TO and SUBSCRIBED before me by Douglas Tabor on the 31 day of December, 2009.

/s/ Abby N. Waldeck

Notary Public in Texas
My Commission Expires:

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